TALISMAN ENERGY INC.

Suite 3400, 888 - 3rd Street S.W.

Calgary, Alberta  T2P 5C5

Christine D. Lee, Assistant Secretary

Tel:  (403)237-1184

Fax:  (403)231-3633

File No.:  7-3-2-2-8-11

May 5, 2005

Alberta Securities Commission

4th Floor, 300 Fifth Avenue S.W.
Calgary, Alberta   T2P 3C4

Dear Sirs/Madams:

Re:

TALISMAN ENERGY INC. (the “Corporation”)
Part 12 of NI 51-102 – Material Contracts

In accordance with Part 12 of NI 51-102 we enclose the Shareholder Rights Plan Amendment Agreement dated as of May 3, 2005 ("Rights Plan Amendment").  The Rights Plan Amendment amends the shareholder rights plan agreement dated March 3, 1999 and amended and restated as of May 1, 2002 (the "Rights Agreement").  The Rights Agreement was filed on SEDAR under project #00749187 on March 14, 2005.

Yours truly,

TALISMAN ENERGY INC.

“Christine D. Lee”

CHRISTINE D. LEE

Enclosures

# of 1